Exhibit 99.1

Kayne Anderson BDC, Inc. Announces the Successful Closing of a Private Placement of $200 Million of Senior Unsecured Notes

CHICAGO – September 9, 2025 --(BUSINESS WIRE)-- Kayne Anderson BDC, Inc. (NYSE: KBDC) (“KBDC” or the “Company”), a business development company externally managed by its investment adviser, KA Credit Advisors, LLC, an affiliate of Kayne Anderson Capital Advisors, LP (“Kayne Anderson”), today announced the closing of a private placement offering of $200 million of senior unsecured notes (the “Series C, D and E Notes”).

The private placement consisted of $40 million of floating rate Series C Notes with an interest rate of SOFR plus 2.32% per annum due June 2028; $60 million of 5.80% Series D Notes due June 2028 and $100 million of 6.15% Series E Notes due October 2030. Funding will occur on October 15, 2025, and net proceeds from the offering will be used to refinance existing debt and for general corporate purposes.

In connection with the Series D and Series E Notes, the Company entered into interest rate swaps to more closely align the interest rates of the Company’s liabilities with the Company’s investment portfolio, which consists of predominantly floating rate loans. Under the interest rate swap agreement related to the Series D Notes, the Company receives a fixed interest rate of 5.80% per annum and pays a floating interest rate of SOFR plus 2.37% per annum on the $60 million of the Series D Notes. Under the interest rate swap agreement related to the Series E Notes, the Company receives a fixed interest rate of 6.15% per annum and pays a floating interest rate of SOFR plus 2.6565% per annum on the $100 million of the Series E Notes. The Company designated each interest rate swap as the hedging instrument in a qualifying hedge accounting relationship.

The Series C, D and E Notes issued in connection with this private placement will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

About Kayne Anderson BDC, Inc.

Kayne Anderson BDC, Inc. is a business development company (“BDC”) that invests primarily in first lien senior secured loans, with a secondary focus on unitranche and split-lien loans to middle market companies. KBDC is externally managed by its investment adviser, KA Credit Advisors, LLC, an indirect controlled subsidiary of Kayne Anderson Capital Advisors, L.P., a prominent alternative investment management firm. KBDC has elected to be regulated as a BDC under the Investment Company Act of 1940, as amended (“1940 Act”). KBDC’s investment objective is to generate current income and, to a lesser extent, capital appreciation. For more information, please visit www.kaynebdc.com.

Forward-looking Statements

This press release may contain “forward-looking statements” that involve substantial risks and uncertainties. Such statements involve known and unknown risks, uncertainties and other factors and undue reliance should not be placed thereon. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about KBDC, its current and prospective portfolio investments, its industry, its beliefs and opinions, and its assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” “outlook,” “potential,” “predicts” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond KBDC’s control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements including, without limitation, the risks, uncertainties and other factors identified in KBDC’s filings with the SEC. All forward-looking statements speak only as of the date of this press release. KBDC does not undertake any obligation to update or revise any forward-looking statements or any other information contained herein, except as required by applicable law.

Contacts:

Investor Relations kaynebdc@kaynecapital.com